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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         ARMOR ALL PRODUCTS CORPORATION
                                       AT
                              $19.09 NET PER SHARE
                                       BY
                         SHIELD ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               THE CLOROX COMPANY

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 30, 1996, UNLESS THE OFFER IS EXTENDED.

                                                                December 2, 1996

To Brokers, Dealers, Commercial Banks,

  Trust Companies and Other Nominees:

    We have been appointed by Shield Acquisition Corporation, a Delaware corporation (the "Offeror") and a wholly owned subsidiary of The Clorox Company, a Delaware corporation (the "Parent"), to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Armor All Products Corporation, a Delaware corporation (the "Company"), at a price of $19.09 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offeror's Offer to Purchase, dated December 2, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of November 26, 1996, as amended, by and among the Parent, the Offeror and the Company. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder applicable to the purchase of Shares pursuant to the Offer.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee we are enclosing copies of the following documents:

        1.  Offer to Purchase;

        2. Letter of Transmittal to tender Shares for your use and for the information of your clients;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis.
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        4.  A letter to stockholders of the Company from Kenneth M. Evans,
    President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

        5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.  Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 30, 1996, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) and any other documents required by the Letter of Transmittal.

    If holders of Shares wish to tender Shares, but cannot deliver such holders' certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

    Neither the Offeror or the Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Offeror will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to Morgan Stanley & Co. Incorporated, the Dealer Manager, or Georgeson & Company Inc., the Information Agent, at their respective addresses and telephone numbers set forth in the Letter of Transmittal.

    Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                           MORGAN STANLEY & CO.
                                                  INCORPORATED

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF THE PARENT, THE OFFEROR, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.